VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

Fourth quarter net revenues totaled $132.0 million

Fourth quarter net income on a GAAP basis totaled $8.5 million, or $0.24 per diluted share; fourth quarter net income on a non-GAAP basis (excluding impact of tax reform legislation, severance, store impairment, and other charges) totaled $11.8 million, or $0.33 per diluted share

Fourth quarter revenues and non-GAAP EPS at high end of Company’s guidance

Company ended the fiscal year with strong cash and investment position of $138.4 million, operating cash flow of $42.6 million, no debt, and year-over-year inventories down 14.1%

Management provides guidance for first quarter and fiscal year ending February 2, 2019

FORT WAYNE, Ind., March 14, 2018 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended February 3, 2018 (“Fiscal 2018”).

The current year fourth quarter consisted of 14 weeks compared to 13 weeks in the prior year fourth quarter. Fiscal 2018 consisted of 53 weeks compared to 52 weeks in the prior fiscal year ended January 28, 2017 (“Fiscal 2017”). Comparable sales were calculated based on 13 weeks in each fourth quarter and 52 weeks in each fiscal year. Management estimates that the additional week contributed approximately $4.1 million in net revenues and increased diluted earnings per share by approximately $0.01 for both the current year fourth quarter and Fiscal 2018.

Summary of Financial Performance for the Fourth Quarter

Net revenues totaled $132.0 million for the current year fourth quarter ended February 3, 2018, compared to $134.8 million in the prior year fourth quarter ended January 28, 2017.

For the current year fourth quarter, the Company posted net income of $8.5 million, or $0.24 per diluted share. These results included $3.3 million of after-tax charges comprised of:

•	a tax charge of $2.1 million related to recent federal tax reform legislation;

•	severance charges of $0.8 million;

•	store impairment charges of $0.3 million; and

•	other Vision 20/20 charges of $0.1 million.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $11.8 million, or $0.33 per diluted share.

For the prior year fourth quarter, the Company posted net income of $3.5 million, or $0.09 per diluted share. These results included $6.6 million of after-tax impairment charges related to underperforming stores. On a non-GAAP basis, excluding these charges, the Company’s net income totaled $10.1 million, or $0.28 per diluted share.

Comments on Fourth Quarter Performance

Robert Wallstrom, Chief Executive Officer, said, “We are pleased that our fourth quarter revenues were at the high end of our guidance and our gross margin rate exceeded our expectations. These factors led to fourth quarter EPS (excluding the previously outlined charges) of $0.33, at the top of our guidance.”

Summary of Financial Performance for the Fiscal Year

Net revenues totaled $454.6 million for Fiscal 2018, compared to $485.9 million in Fiscal 2017.

For Fiscal 2018, the Company posted net income of $7.0 million, or $0.19 per diluted share. These results included $14.5 million of after-tax charges comprised of:

•	severance charges of $4.2 million;

•	store impairment charges of $4.0 million;

•	strategic plan (Vision 20/20) consulting fees of $2.9 million;

•	a tax charge of $2.1 million related to recent federal tax reform legislation; and

•	other charges of $1.3 million, including inventory adjustments related to product categories being discontinued and net lease termination charges.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $21.5 million, or $0.60 per diluted share, for Fiscal 2018.

For Fiscal 2017, the Company posted net income of $19.8 million, or $0.53 per diluted share. Those results included $7.0 million of net after-tax charges comprised of store impairment charges of $8.0 million and severance charges of $0.6 million, partially offset by a $1.6 million release of certain income tax reserves. On a non-GAAP basis, excluding these net charges, the Company’s net income totaled $26.8 million, or $0.72 per share, for the prior year.

Fiscal 2018 Accomplishments

Wallstrom continued, “We had several noteworthy accomplishments in Fiscal 2018.

“In the Product arena:

•
We reinvigorated and reinvented cotton, which remains the most important piece of our business. Customers are responding to our newly-introduced Iconic cotton collection, featuring micro-quilting, added functionality and innovation, and several new updated silhouettes.

•
We expanded our licensing program by launching technology-related products, swimwear, bedding, stationery, hosiery, and medical uniforms, which is important to extending our brand and reaching new customers and markets. We continue to see an extremely positive response from the market in terms of placement in both existing and new distribution. For example, our smartphone cases are offered in 2,500 AT&T stores, and Vera Bradley bedding is available in over 200 Bed, Bath & Beyond locations.

“On the Distribution front:

•	We launched our new re-platformed verabradley.com web site, part of our Digital First strategy, which is key to our long-term growth.

•	In order to reduce certain clearance sales from verabradley.com, we created a new online outlet site and conducted our first two Flash Sales in October and January.

•	We continued to strengthen our store base by:

◦
completing design upgrades on a number of our go-forward full-line stores, with nearly 40 full-line stores now reflecting our new design aesthetic, and an additional 14 stores with updated signage/façades;

◦	opening a new full-line pop-up store in Boston’s Faneuil Hall, a high-traffic tourist destination;

◦	continuing to grow our factory business by opening six new stores; and

◦	rationalizing and improving the profitability of our base by closing five underperforming full-line stores and one underperforming factory store.

•	We made the decision to exit our small wholesale presence in Japan to better focus on strengthening our core, domestic operations.

“In Marketing, we drove increased brand awareness with our Digital First strategy, by leveraging social media channels and partnering with key influencers.

“We continued to strengthen our Balance Sheet by generating over $40 million in operating cash flow, increasing our cash and investment balance to nearly $140 million, and reducing our inventory levels by 14%.

“Most importantly, we laid out the framework for our future with Vision 20/20 and commenced implementation.”

Looking Ahead with Vision 20/20

Wallstrom continued, “Vision 20/20 is an aggressive plan to turn around our business over the next three years. Vision 20/20 is designed to restore brand and Company health by moving to a less clearance-driven business model combined with a meaningful reduction in our SG&A expenses. While a primary goal for Fiscal 2019 is to get healthy, driving brand desirability through product and marketing innovation remains top-of-mind, and we will work to lay the foundation for future growth of the business.

“On the Product and Pricing front, we will focus on three key areas:

•
First, in February 2018, we began significantly reducing the amount of clearance product available on verabradley.com and in our full-line stores. This will help to reset our customers’ pricing expectations and restore our full-price business. As part of this strategy, we will implement a limited number of flash sale events throughout the year.

•
Second, we are focusing on our best categories and narrowing our current product offerings by eliminating unproductive or incongruent categories and SKUs from our assortment. For example, we are discontinuing our fragrance and jewelry collections this year. As we reduce clearance and narrow our offerings, inventory levels will continue to come down.

•
Lastly, we are focused on building tighter assortment guardrails around introducing new categories, patterns, and pricing, assuring the right fit for our brand and that our products not only provide thoughtful solutions but also reflect our signature attributes of comfortable, casual, and affordable. We have thoroughly analyzed our patterns - determining the DNA and isolating the characteristics of our most successful prints. We are confident we can apply the findings from this comprehensive analysis to drive more pattern success going forward. You should see these changes by fall of this year.

“The majority of the product and pricing initiatives are being implemented this year, and we believe these changes will negatively impact year-over-year revenues by $30 million to $50 million, which is reflected in our revenue guidance of $405 to $425 million.”

Wallstrom continued, “As we reduce revenues, we also expect to reduce annual SG&A spending by up to $30 million from our Fiscal 2017 baseline spending of $236 million (before severance, Vision 20/20, and other disclosed charges). This expense reduction process began in the fall of Fiscal 2018, and we expect that $20 million to $25 million of the annualized SG&A reductions will be implemented by the end of Fiscal 2019, which is reflected in our SG&A guidance of $210 to $215 million.

“Reductions are coming through right-sizing our corporate infrastructure to better align with the size of our business, lowering our marketing spend by focusing on efficiencies while keeping our most loyal customers engaged, and taking a more aggressive stance on reducing store operating costs and closing underperforming full-line stores. We are forecasting to close up to 45 additional full-line stores by the end of Fiscal 2021, primarily as leases expire. The remaining SG&A reductions will be made following Fiscal 2019 and are primarily related to store closings in the out years.

“We have reduced cost of sales over the prior three years by shifting to lower-cost manufacturing, improved raw materials sourcing, and enhancing distribution efficiencies. We believe there are incremental sourcing and supply chain opportunities in Fiscal 2019 and beyond. These savings can help offset the natural overhead deleverage that will occur as we reduce inventory levels and as our channel mix changes. These factors are considered in our flat to slightly up year-over-year gross margin guidance for Fiscal 2019.”

“By continuing our focus on product and executing Vision 20/20, we expect that our business and brand will become healthier, operating performance will improve, and cash flows will remain strong over the next three years,” Wallstrom concluded.

Fourth Quarter Details

The current year non-GAAP fourth quarter income statement numbers referenced below exclude the previously outlined severance, store impairment, and other charges. The prior year non-GAAP fourth quarter income statement numbers referenced below exclude the previously outlined store impairment charges.

Current year fourth quarter net revenues of $132.0 million were at the high end of the Company’s guidance range of $127 to $132 million. Prior year fourth quarter revenues totaled $134.8 million.

Current year fourth quarter Direct segment revenues totaled $110.4 million, a 1.4% increase over $108.9 million in the prior year fourth quarter. The additional week contributed approximately $3.0 million in net revenues during the current year fourth quarter. Comparable sales (including e-commerce) decreased 4.6% for the quarter (reflecting a 4.2% decline in comparable store sales and a 5.4% decrease in e-commerce sales), which was offset by new store growth (the Company opened one full-line store and six factory outlet stores during the past 12 months). Comparable sales continue to be negatively impacted by year-over-year declines in store and e-commerce traffic.

Indirect segment revenues decreased 17.0% to $21.6 million from $26.0 million in the prior year fourth quarter, reflecting a reduction in the number of specialty accounts coupled with a reduction in orders from both specialty accounts and certain key accounts. The additional week contributed approximately $1.1 million in net revenues during the current year fourth quarter.

Gross profit for the quarter totaled $74.2 million, or 56.2% of net revenues, compared to $75.1 million, or 55.7% of net revenues, in the prior year fourth quarter. Excluding the previously outlined charges, gross profit for the quarter totaled $74.3 million, or 56.3% of net revenues. The year-over-year 60 basis point adjusted gross profit improvement primarily related to a reduction in product cost, which caused the adjusted gross profit percentage to be above the guidance range of 55.4% to 55.8%.

SG&A expense totaled $58.8 million, or 44.5% of net revenues, in the current year fourth quarter, compared to $70.6 million, or 52.4% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $57.1 million, or 43.2% of net revenues, in the current year fourth quarter, compared to $60.2 million, or 44.6% of net revenues, last year. Excluding charges, SG&A expenses were lower than the prior year primarily due to diligent expense management and savings realized in conjunction with Vision 20/20. The fourth quarter adjusted rate was modestly higher than guidance of 42.8% to 42.9% primarily due to the timing of savings associated with Vision 20/20.

The Company’s operating income totaled $15.6 million, or 11.8% of net revenues, in the current year fourth quarter, compared to $4.7 million, or 3.5% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income totaled $17.4 million, or 13.2% of net revenues, in the current year fourth quarter, compared to $15.2 million, or 11.2% of net revenues, in the prior year.

By segment, Direct operating income was $25.6 million, or 23.2% of net revenues, compared to $15.2 million, or 13.9% of net revenues, in the prior year. On a non-GAAP basis, Direct operating income was $26.8 million, or 24.3% of net revenues, compared to $25.7 million, or 23.6% of net revenues, in the prior year. Indirect operating income was $7.0 million, or 32.3% of net revenues, compared to $9.4 million, or 36.3% of net revenues, in the prior year. On a non-GAAP basis, Indirect operating income was $7.6 million, or 35.2% of net revenues, compared to $9.4 million, or 36.3% of net revenues, in the prior year.

Fiscal Year Details

The current year non-GAAP income statement numbers referenced below exclude the previously outlined severance, store impairment, consulting, and other charges. The prior year non-GAAP income statement numbers referenced below exclude the previously outlined store impairment and severance charges.

Current year net revenues totaled $454.6 million compared to $485.9 million in the prior year and at the upper end of the $450 to $455 million guidance range.

Direct segment revenues for the current year totaled $351.8 million, a 1.0% decrease from $355.2 million in the prior year. The additional week contributed approximately $3.0 million in net revenues during the current year. Comparable sales (including e-commerce) decreased 6.7% for the period (reflecting a 5.5% decline in comparable store sales and a 9.3% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened one full-line store and six factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, and first quarter e-commerce sales were negatively affected by the conversion to a new technology platform in February 2017.

Indirect segment revenues for current year decreased 21.3% to $102.9 million from $130.8 million in the prior year, reflecting a reduction in the number of specialty accounts coupled with a reduction in orders from both specialty accounts and certain key accounts. The additional week contributed approximately $1.1 million in net revenues during the current year.

Gross profit for Fiscal 2018 totaled $254.0 million, or 55.9% of net revenues, compared to $276.0 million, or 56.8% of net revenues, in the prior year. Excluding the previously outlined charges, gross profit for the current year totaled $255.1 million, or 56.1% of net revenues. The year-over-year 70 basis point adjusted gross profit decline primarily related to increased promotional activity at the Company’s factory outlet stores, channel mix changes, and a second quarter adjustment taken against slow moving inventory, partially offset by a reduction in product cost. Excluding charges, the full-year gross profit rate was modestly higher than guidance of 55.8% to 55.9% due to previously outlined positive factors in the fourth quarter.

SG&A expense totaled $239.8 million, or 52.7% of net revenues, in Fiscal 2018, compared to $249.2 million, or 51.3% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $221.4 million, or 48.7% of net revenues, in the current year, compared to $235.5 million, or 48.5% of net revenues, in the prior year. Excluding charges, SG&A expense was lower than the prior year primarily due to diligent expense management and savings realized in conjunction with Vision 20/20. The adjusted SG&A rate was in line with guidance.

The Company’s Fiscal 2018 operating income was $15.0 million, or 3.3% of net revenues, compared to $28.2 million, or 5.8% of net revenues, in Fiscal 2017. On a non-GAAP basis, excluding the previously outlined charges, the Company’s Fiscal 2018 operating income was $34.5 million, or 7.6% of net revenues, in the current year, compared to $41.9 million, or 8.6% of net revenues, in the prior year.

By segment, Direct operating income was $61.0 million, or 17.3% of net revenues, compared to $62.6 million, or 17.6% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Direct operating income was $68.9 million, or 19.6% of net revenues, compared to $75.3 million, or 21.2% of net revenues, in the prior year. Indirect operating income was $34.8 million, or 33.8% of net revenues, compared to $51.0 million, or 39.0% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Indirect operating income was $37.1 million, or 36.1% of net revenues, compared to $51.0 million, or 39.0% of net revenues, in the prior year.

Balance Sheet

Net capital spending for the fourth quarter and fiscal year totaled $2.9 million and $11.8 million, respectively. Capital spending for the fiscal year was within the $10 to $12 million guidance range.

During the fourth quarter, the Company repurchased approximately $1.6 million of its common stock (approximately 214,000 shares at an average price of $7.70), bringing the fiscal year total to $7.9 million (approximately 934,000 shares at an average price of $8.47). As of fiscal year end, the Company had approximately $13.4 million remaining under its share repurchase authorization, which is scheduled to expire in December 2018.

Cash, cash equivalents, and investments as of February 3, 2018 totaled $138.4 million compared to $116.5 million at prior fiscal year end. The Company generated operating cash flow of $42.6 million in Fiscal 2018. The Company had no debt outstanding at year end. Year-end inventory was $87.8 million, a 14.1% decline from $102.3 million at last fiscal year end and below guidance of $90 million to $95 million.

First Quarter and Fiscal Year 2019 Outlook

All numbers referenced below are non-GAAP. The prior year non-GAAP numbers referenced below exclude the previously disclosed severance charges, store impairment charges, strategic plan consulting fees, tax reform legislation charge, and other charges. The current year non-GAAP estimates below exclude similar charges.

The prior fiscal year contained an extra week.

For the first quarter of fiscal 2019, the Company expects:

•	Net revenues of $84 to $89 million compared to prior year first quarter revenues of $96.1 million.

•	A gross profit percentage of flat to slightly up over 54.8% in the prior year first quarter.

•	SG&A expense of $51 to $53 million, compared to adjusted SG&A expense of $56.4 million in the prior year first quarter, reflecting expense management and implementation of Vision 20/20 savings.

•
Diluted loss per share of ($0.08) to ($0.10), based on diluted weighted-average shares outstanding of 35.7 million and an effective tax rate of 20.0%. The adjusted net loss, excluding charges, totaled ($3.2) million, or ($0.09) per diluted share, in the prior year first quarter.

•	Inventory of $85 million to $95 million at the end of the first quarter, compared to $105.4 million at the end of last year’s first quarter.

For fiscal 2019, Company expectations are as follows:

•	Net revenues of $405 to $425 million compared to $454.6 million in Fiscal 2018.

•
A gross profit percentage of flat to slightly up over the adjusted gross profit percentage of 56.1% in Fiscal 2018. The gross profit percentage should be boosted by reduced reliance on retirement selling and promotional activity and lower product costs offset by channel mix changes and expected overhead deleverage due to lower inventory levels.

•	SG&A expense of $210 to $215 million compared to adjusted SG&A expense of $221.4 million in Fiscal 2018, reflecting expense management and implementation of Vision 20/20 savings.

•
Diluted earnings per share of $0.35 to $0.45, based on diluted weighted-average shares outstanding of 35.7 million and an effective tax rate of 25.0%. Excluding charges, adjusted diluted earnings per share totaled $0.60 last year.

•	Net capital spending of approximately $10 million compared to $11.8 million in the prior year.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating income; net income and diluted income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the fourth quarter and fiscal year is scheduled for today, Wednesday, March 14, 2018, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at 1-800-474-8920, and enter the access code 8793657. A replay will be available shortly after the conclusion of the call and remain available through March 28, 2018. To access the recording, listeners should dial 1-844-512-2921, and enter the access code 8793657.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,400 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 28, 2017. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 3, 2018	January 28, 2017
Assets
Current assets:
Cash and cash equivalents	$68,751	$86,375
Short-term investments	54,150	30,152
Accounts receivable, net	15,566	23,313
Inventories	87,838	102,283
Income taxes receivable	4,391	3,217
Prepaid expenses and other current assets	11,327	10,237
Total current assets	242,023	255,577
Property, plant, and equipment, net	86,463	101,577
Long-term investments	15,515	—
Deferred income taxes	5,385	13,539
Other assets	1,283	2,816
Total assets	$350,669	$373,509
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,503	$32,619
Accrued employment costs	13,616	12,474
Other accrued liabilities	12,343	16,906
Income taxes payable	812	508
Total current liabilities	40,274	62,507
Long-term liabilities	25,112	27,216
Total liabilities	65,386	89,723
Shareholders’ equity:
Additional paid-in capital	91,192	88,739
Retained earnings	270,783	263,767
Accumulated other comprehensive loss	(114)	(50)
Treasury stock	(76,578)	(68,670)
Total shareholders’ equity	285,283	283,786
Total liabilities and shareholders’ equity	$350,669	$373,509

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net revenues	$132,000	$134,849	$454,648	$485,937
Cost of sales	57,813	59,760	200,639	209,891
Gross profit	74,187	75,089	254,009	276,046
Selling, general, and administrative expenses	58,781	70,643	239,810	249,155
Other income	208	212	782	1,329
Operating income	15,614	4,658	14,981	28,220
Interest (income) expense, net	(156)	8	(413)	178
Income before income taxes	15,770	4,650	15,394	28,042
Income tax expense	7,257	1,199	8,378	8,284
Net income	$8,513	$3,451	$7,016	$19,758

Basic weighted-average shares outstanding	35,493	36,217	35,925	36,838
Diluted weighted-average shares outstanding	35,686	36,359	36,026	36,970

Basic net income per share	$0.24	$0.10	$0.20	$0.54
Diluted net income per share	$0.24	$0.09	$0.19	$0.53

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017
Cash flows from operating activities
Net income	$7,016	$19,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	19,570	19,516
Impairment charges	6,298	12,706
Provision for doubtful accounts	425	439
Stock-based compensation	3,071	4,032
Deferred income taxes	8,154	(2,176)
Cash gain in investments	162	—
Other non-cash charges (gain), net	103	(138)
Changes in assets and liabilities:
Accounts receivable	7,322	7,542
Inventories	14,445	11,307
Prepaid expenses and other assets	566	(798)
Accounts payable	(18,214)	9,001
Income taxes	(870)	(12,009)
Accrued and other liabilities	(5,406)	(3,994)
Net cash provided by operating activities	42,642	65,186
Cash flows from investing activities
Purchases of property, plant, and equipment	(11,822)	(20,778)
Purchases of investments	(85,530)	(30,000)
Proceeds from maturities and sales of investments	45,716	—
Proceeds from disposal of property, plant, and equipment	32	8
Net cash used in investing activities	(51,604)	(50,770)
Cash flows from financing activities
Tax withholdings for equity compensation	(618)	(729)
Repurchase of common stock	(7,908)	(24,959)
Payments of debt-issuance costs	(123)	—
Other financing activities, net	—	(27)
Net cash used in financing activities	(8,649)	(25,715)
Effect of exchange rate changes on cash and cash equivalents	(13)	(7)
Net decrease in cash and cash equivalents	(17,624)	(11,306)
Cash and cash equivalents, beginning of period	86,375	97,681
Cash and cash equivalents, end of period	$68,751	$86,375
Supplemental disclosure of cash-flow information
Cash paid for income taxes, net	$1,942	$24,824
Cash paid for interest	$187	$248
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$—	$—
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$—	$436
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$1,183	$2,204
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$2,204	$2,872

Vera Bradley, Inc.
Fourth Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Fourteen Weeks Ended February 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Fourteen Weeks Ended
	As Reported	Vision 20/20 Items and Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$74,187	$(115)	[1]	$74,302
Selling, general, and administrative expenses	58,781	1,694	[2]	57,087
Operating income (loss)	15,614	(1,809)		17,423
Income (loss) before income taxes	15,770	(1,809)		17,579
Income tax expense	7,257	1,454	[3]	5,803
Net income (loss)	8,513	(3,263)		11,776
Diluted net income (loss) per share	$0.24	$(0.09)		$0.33

Direct segment operating income (loss)	$25,617	$(1,190)	[4]	$26,807
Indirect segment operating income (loss)	$6,966	$(619)	[5]	$7,585
Unallocated corporate expenses	$(16,969)	$—		$(16,969)

[1]Items are for severance charges
[2]Items include $1,100 for severance charges; $446 for store impairment charges; and $148 for other Vision 20/20 charges
[3]Items include $2,134 for a net charge as a result of the Tax Cuts and Jobs Act and a $680 benefit for the tax impact of the charges mentioned above
[4]Includes $711 for severance charges; $446 for store impairment charges; and $33 for other Vision 20/20 charges
[5]Includes $504 for severance charges and $115 for other Vision 20/20 charges

Vera Bradley, Inc.
Fourth Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$70,643	$10,492	$60,151
Operating income (loss)	4,658	(10,492)	15,150
Income (loss) before income taxes	4,650	(10,492)	15,142
Income tax expense (benefit)	1,199	(3,855)	5,054
Net income (loss)	3,451	(6,637)	10,088
Diluted net income (loss) per share	$0.09	$(0.18)	$0.28

Direct segment operating income (loss)	$15,187	$(10,492)	$25,679
Indirect segment operating income	$9,429	$—	$9,429
Unallocated corporate expenses	$(19,958)	$—	$(19,958)

[1]Items are for store impairment charges

Vera Bradley, Inc.
Fiscal 2018
GAAP to Non-GAAP Reconciliation Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Fifty-Three Weeks Ended
	As Reported	Vision 20/20 Items and Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$254,009	$(1,134)	[1]	$255,143
Selling, general, and administrative expenses	239,810	18,401	[2]	221,409
Operating income (loss)	14,981	(19,535)		34,516
Income (loss) before income taxes	15,394	(19,535)		34,929
Income tax expense (benefit)	8,378	(5,067)	[3]	13,445
Net income (loss)	7,016	(14,468)		21,484
Diluted net income (loss) per share	$0.19	$(0.40)		$0.60

Direct segment operating income (loss)	$60,979	$(7,925)	[4]	$68,904
Indirect segment operating income (loss)	$34,763	$(2,349)	[5]	$37,112
Unallocated corporate expenses	$(80,761)	$(9,261)	[6]	$(71,500)

[1]Items include $935 for inventory adjustments related to certain product categories as a result of Vision 20/20 initiatives and $199 for severance charges
[2]Items include $6,368 for severance charges; $6,298 for store impairment charges; $4,649 for strategic consulting charges; $734 for lease termination charges, net; and $352 for other Vision 20/20 charges

[3]Items include a $7,201 benefit related to the tax impact of the charges mentioned above and $2,134 for a net charge as a result of the Tax Cuts and Jobs Act
[4]Includes $6,298 for store impairment charges; $826 for severance charges; $734 for lease termination charges, net; and $67 for other Vision 20/20 charges
[5]Includes $1,184 for severance charges; $935 for inventory adjustments; and $230 for other Vision 20/20 charges
[6]Includes $4,649 for strategic consulting charges; $4,557 for severance charges; and $55 for other Vision 20/20 charges

Vera Bradley, Inc.
Fiscal 2017
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$249,155	$13,644	[1]	$235,511
Operating income (loss)	28,220	(13,644)		41,864
Income (loss) before income taxes	28,042	(13,644)		41,686
Income tax expense (benefit)	8,284	(6,639)	[2]	14,923
Net income (loss)	19,758	(7,005)		26,763
Diluted net income (loss) per share	$0.53	$(0.19)		$0.72

Direct segment operating income (loss)	$62,577	$(12,706)	[3]	$75,283
Indirect segment operating income	$50,955	$—		$50,955
Unallocated corporate expenses	$(85,312)	$(938)	[4]	$(84,374)

[1]Includes $12,706 related to store impairment charges and $938 for a severance charge
[2]Includes $1,626 for the release of certain income tax reserves and a benefit of $5,013 related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to a severance charge